Exhibit (p)(iii)
INVESTMENT
ADVISER
CODE OF ETHICS
Alley Company, LLC
(the “Firm”)
Adopted
September 30, 2004 (Revised June 1, 2008)

EXHIBIT A
INTRODUCTION
     On July 2, 2004, the Securities and Exchange Commission (the “SEC”) adopted new rule 204A-1 and rule amendments under Section 204 of the Investment Advisers Act of 1940 that require all registered investment advisers to adopt a Code of Ethics. The Code of Ethics must set forth standards of conduct expected of Supervised Persons and address conflicts that arise from personal trading by Supervised Persons. The rule and rule amendments are intended to promote compliance with fiduciary standards by advisers and their personnel.
     To comply with these new requirements Alley Company (“Firm”) adopts this “Code of Ethics” or the “Code”.
     This investment adviser’s Code of Ethics is a part of the Compliance Manual and sets the tone for the conduct and professionalism of the Firm’s personnel, employees, officers and other persons defined as “Supervised Persons” in Attachment A below. Because the ethical culture of the Firm is of critical importance and must be supported at the highest levels of the Firm, this Firm’s Code of Ethics has been approved and endorsed by Firm’s senior management. If the Firm becomes an investment company (e.g., mutual fund) adviser, this Code of Ethics will also be approved by boards of the funds advised by Firm, if any.
     This Code of Ethics is designed to:
☐	Protect the Firm’s clients by deterring misconduct of Firm’s Supervised Persons;

☐	Educate Firm’s Supervised Persons regarding Firm’s expectations and the laws governing their conduct;

☐	Remind Supervised Persons that they are in a position of trust and must act with complete propriety at all times;

☐	Protect the reputation of the Firm;

☐	Guard against any violation of the U.S. federal and state securities laws; and

☐	Establish procedures for Firm’s Supervised Persons to follow so that the Firm may determine whether its employees are complying with the Firm’s ethical principles.
     The terms used in this Code of Ethics are defined in Attachment A attached hereto.

EXHIBIT A
PART 1.
GENERAL PRINCIPLES
     The following general principles govern this Firm’s business operations and its Supervised Persons’ conduct:
1.	The duty at all times to place the interests of Firm’s clients before the interests of the Firm and its Supervised Persons;

2.	The requirement that all Supervised Persons’ personal securities transactions be conducted in such a manner as to be consistent with the Code of Ethics and to avoid any actual or potential conflict of interest or any abuse of a Supervised Person’s position of trust and responsibility;

3.	The principle that Supervised Persons should not take inappropriate advantage of their positions;

4.	The fiduciary principle that information concerning the identity of security holdings and financial circumstances of clients is confidential; and

5.	The principle that independence in the investment decision-making process is paramount.
     Adherence to these general principles is critical to upholding this Firm’s reputation. Because it is impossible in this Code of Ethics to reasonably foresee and describe every aspect of Firm’s operations and its Supervised Persons’ conduct, the Firm’s Supervised Persons must be guided at all times by these general principles of honesty, integrity, objectivity, competence, fairness, confidentiality, diligence and professionalism. Accordingly, these general principles govern all professional conduct of the Firm’s Supervised Persons, whether or not such conduct also is specifically covered by detailed specific standards and procedures set forth below and in the Firm’s Compliance Manual.
     All Associated Supervised Persons are also required by this Code of Ethics to comply with these general principles. A copy of this Code of Ethics must be provided to such Associated Supervised Persons before their association with the Firm.
     Under SEC Rule 204A-1, failure to comply with the Firm’s Code of Ethics is a violation of U.S. federal securities laws; accordingly, such Supervised Persons’ misconduct may result in a regulatory enforcement action with respect to the Firm itself and a disciplinary action with respect to an individual Supervised Person who violated these general principles and provisions of the Code. Such Supervised Persons may be required to cancel their trades, disgorge profits or sell their positions at a loss, and may face other internal reprimands and fines, including termination of employment or, with respect to associated Supervised Persons, their association with the Firm.
     Please see Attachment B for examples of illegal and unethical behavior of investment advisers and their Supervised Persons.

EXHIBIT A
PART 2.
SCOPE OF THE CODE
A.	Topics Addressed in the Code
     The Code includes general principles of professional conduct of Firm’s Supervised Persons as well as specific provisions describing such conduct. The Code provides certain reporting and pre-clearance requirements and provides guidance on continuing compliance with U.S. federal and state securities laws.
B.	Persons Covered by the Code
WHO IS COVERED BY THE CODE?

CATEGORY:	INCLUDES:

Supervised Persons	Directors, officers, managers, partners, Firm’s control persons and investment advisers. Unless noted separately, Associated Supervised Persons are included in this definition.

Associated Supervised Persons	Temporary workers, consultants, certain independent contractors, certain employees of Firm’s affiliates, others designated by Firm’s Chief Compliance Officer

Access Persons	All Supervised Persons and associated Supervised Persons who have access to clients’ material nonpublic information, and who make securities recommendations as well as certain clerical, technical and administrative employees who have such access

Access Persons for Mutual Funds	All persons and Firm’s affiliates who have access to mutual funds’ material nonpublic information

Family Members	Any members of family of the above persons

Investment Personnel	Portfolio managers, portfolio assistants, securities analysts, traders, brokers, dealers, transfer agents, clearing brokers, etc.
     Although all employees, personnel and associated persons of the Firm must abide by the general principles outlined in Part 1 of this Code above, Rule 204A-1 under the Advisers Act also specifically requires the Code to cover an adviser’s “Supervised Persons” and, as a subset of these Supervised Persons, “Access Persons”; additionally, at such times as the Firm advises a registered investment company, Supervised Persons and Access Persons are required to comply with Rule 17j-1 under the Investment Company Act, and the Firm shall cooperate fully in any Investment Company Act Rule 38a-1 review undertaken by any registered investment company client of the Firm. These categories of Firm’s employees, personnel and associated persons are required to comply with specific reporting requirements specified in this Code.
     1. Supervised Persons include:
☐	Directors, officers, and partners of the Firm (or other persons occupying a similar status or performing similar functions);

☐	Employees of the Firm who provide advice on behalf of the Firm and are subject to Firm’s supervision and control; and

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☐	Any other person who provides advice on behalf of the Firm and is subject to the Firm’s supervision and control (i.e., Associated Supervised Persons).
          Although it is not required by the SEC rule, this Code also covers professional conduct of the following persons associated with this Firm:
     2. Associated Supervised Persons include:
☐	Temporary workers;

☐	Consultants;

☐	Independent contractors;

☐	Certain employees of affiliates; or

☐	Particular persons designated by the chief compliance officer.
          The SEC’s adviser’s Codes of Ethics imposes particularly high standards with respect to a sub-category of “Supervised Persons” — certain “Access Persons”:
     3. Access Person includes any “Supervised Person” who:
☐	has access to nonpublic information regarding any Firm clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund the adviser or its control affiliates manage; or

☐	is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic.
          Because the Firm’s primary business is providing investment advice, all of the Firm’s directors, officers, and partners are presumed to be “Access Persons.” In addition, certain Firm’s administrative, clerical and technical employees may be considered “Access Persons” if they have access to material nonpublic information regarding Firm’s clients and their transactions.
☐	administrative, clerical and technical employees also have access to clients’ material nonpublic information.
     4. Access Persons for Mutual Funds. If the Firm at any time becomes investment advisor to registered investment company (i.e., mutual fund), this Code of Ethics will also apply to the following persons:
☐	Directors, officers, and general partners of the adviser;

☐	“Advisory persons” — employees and certain control persons (and their employees) who make, participate in, or obtain information regarding fund securities transactions or whose functions relate to the making of recommendations with respect to fund transactions; and

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☐	Fund advisers may exempt from certain reporting provisions of this Code of Ethics fund directors who are not employees of the adviser and who do not have access to confidential information regarding client securities transactions or recommendations.
     5. Family Members. For purposes of personal securities reporting requirements, terms such as “employee,” “account,” “Supervised Person,” and “Access Person” are defined to also include the person’s immediate family (including any relative by blood or marriage living in such person’s household), and any account in which he or she has a direct or indirect beneficial interest (such as a trust) in addition to any other individuals living in such person’s household.
     6. Investment Persons. This Code of Ethics also applies to an additional category of personnel who make investment decisions for clients (i.e., portfolio managers), who provide information or advice to portfolio managers, or who help execute and/or implement the portfolio manager’s decision. Such “investment personnel” could include, for example, portfolio managers, portfolio assistants, securities analysts, and traders.
     Unless specifically noted, all persons described in this Part 2.B. are jointly referred to as Firm’s “Supervised Persons”.
C.	Securities Covered by the Code
     Reporting requirements for persons outlined in Part 2.B. above apply with respect to the following securities.
     1. Covered Security (i.e., security to which this Code of Ethics applies) means any stock, bond, future, option, investment contract or any other instrument that is considered a “security” under the Advisers Act. The term “covered security” is very broad and includes items you might not ordinarily think of as “securities,” such as:
☐	Options on securities, on indexes, and on currencies;

☐	Participation interests in all kinds of limited partnerships;

☐	Foreign unit trusts and foreign mutual funds; and
Participation interests in private investment funds, hedge funds, and investment clubs.
          Additional Covered Securities are specified in Attachment D.
     2. Covered Security does not include:
☐	Direct obligations of the U.S. government (e.g., treasury securities);

☐	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;

☐	Shares issued by money market funds;

☐	Shares of open-end mutual funds that are not advised or sub-advised by the Firm (or certain affiliates, where applicable); and
Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by the Firm (or certain affiliates, where applicable).

EXHIBIT A
PART 3.
STANDARDS OF BUSINESS CONDUCT
     The new SEC rule 204A-1 under the Advisers Act, and Rule 17j-1 under the Investment Company Act (applicable at such times as the Firm provides advisory services to any registered investment company), requires Codes of Ethics to include standards of business conduct that the Firm requires of its Supervised Persons, which must reflect the Firm’s and its Supervised Persons’ fiduciary obligations and which comply with the Firm’s general principles. This section of the Code of Ethics sets forth categories of topics that combine legal requirements with commonly accepted practices in the industry.
STANDARDS OF BUSINESS CONDUCT

CATEGORY:	GUIDANCE:

Compliance with Laws and Regulations	Supervised Persons must at all times comply with the letter and the spirit of U.S. federal and state securities laws

Conflicts of Interest	Avoid actual or potential conflicts of interest with clients and/or Firm’s interests; if unavoidable, pre-clear and disclose with Firm’s designated person any conflict of interest

Insider Trading	Avoid at all times

Personal Securities Transactions	Do not engage in personal securities transactions in IPOs, limited private offerings, in short-term trading, or transactions with covered and/or restricted securities unless pre-cleared with a Firm’s designated person

Gifts and Entertainment Political and Charitable Contributions	Do not make and/or accept gifts of more than de minimis value and do not provide and/or receive entertainment of more than de minimis value unless pre-cleared with Firm’s designated person

Confidentiality, Privacy, Data Protection	Maintain client confidentiality at all times unless information is required to be disclosed by law

Service on a Board of Directors, Other Outside Activities	Such service is discouraged unless pre-cleared with Firm’s designated person

Marketing and Promotional Activities	Ensure none of such materials are misleading; pre-clear with Firm’s designated person if in doubt

Anti-Money Laundering	Comply at all times; discuss with Firm’s designated person if there is reasonable suspicion of money laundering
A.	Compliance with Laws and Regulations. The primary purpose of this Code is to ensure that Supervised Persons specifically comply with applicable U.S. federal and state securities laws.
1.	Supervised Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of any security held or to be acquired by a client:
a.	To defraud such client in any manner;

b.	To mislead such client, including by making a statement that omits material facts;

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c.	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

d.	To engage in any manipulative practice with respect to such client; or

e.	To engage in any manipulative practice with respect to securities, including price manipulation.
2.	In addition, Supervised Persons must comply with other provisions and policies set out in the Firm’s compliance manual.
B.	Conflicts of Interest. As a fiduciary and a trusted adviser of a client, the Firm has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client. In addition, and to uphold its reputation, this Firm imposes a higher standard with potential conflicts of interest by providing that individuals subject to the Code must try to avoid situations that have even the appearance of conflict or impropriety.
1.	Conflicts Among Client Interests. Conflicts of interest may arise where the Firm or its Supervised Persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of Supervised Persons). Creating a situation when such conflicts may arise, and failing to avoid situations when the appearance of such conflicts or impropriety may arise are prohibited. This Code specifically prohibits inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty. See Attachment B for examples of such favoritism.

2.	Competing with Client Trades. Supervised Persons are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities. Conflicts raised by personal securities transactions also are addressed more specifically below.

3.	Other Potential Conflicts Provisions. Supervised Persons should be aware of the following additional situations of potential conflicts of interest:
a.	Disclosure of personal interest. Investment personnel are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the Chief Executive or another designed person. (See Attachment C for a list of designated persons of the Firm). If such designated person deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.

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1.	Reporting. This provision applies in addition to the Firm’s quarterly and annual personal securities reporting requirements.

2.	Research Analysts. If a research analyst has a material interest in an issuer, the Firm should assign a different analyst to cover the issuer.
b.	Referrals/Brokerage. Supervised Persons must act in the best interests of the Firm’s clients regarding execution and other costs paid by clients for brokerage services. Accordingly, Supervised Persons must strictly adhere to the Firm’s policies and procedures regarding brokerage (including allocation, best execution, soft dollars, and directed brokerage).

c.	Vendors and Suppliers. Supervised Persons must also disclose any personal investments or other pecuniary interests in vendors or suppliers with respect to which such Supervised Person negotiates or makes decisions on behalf of the Firm. This Firm prohibits Supervised Persons with such interests from negotiating or making decisions regarding the Firm’s business with those companies, vendors and suppliers.
C.	Insider Trading. Supervised Persons are prohibited from trading, either personally or on behalf of others, while in possession of material, nonpublic information relevant to such trades. Also, Supervised Persons are prohibited from communicating material nonpublic information to any other Supervised Person, or any other person not associated with the Firm in violation of the law.
1.	Penalties. Persons who violate Firm’s insider trading policy will be subject to disciplinary action, termination of employment and penalties imposed under U.S. federal securities laws, which include civil injunctions, permanent bars from employment in the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines, and jail sentences. Although access persons are most likely to come in contact with material nonpublic information, this prohibition on insider trading and potential sanctions applies to all Supervised Persons of the Firm.

2.	Special Procedures. Firm will on a going forward basis tailor its insider trading policies to the circumstances of the Firm, its Supervised Persons and its clients.

3.	Material Nonpublic Information. Firm’s Supervised Persons should note the SEC’s position that the term “material nonpublic information” is very broadly construed and relates not only to issuers but also to Firm’s securities recommendations and client securities holdings and transactions.
D.	Personal Securities Transactions. Access persons should strictly comply with the Firm’s policies and procedures regarding personal securities transactions.
1.	Initial Public Offering (IPO) — Prohibition, Pre — Clearance. Supervised Persons are prohibited from acquiring any securities in an IPO, in order to preclude any possibility of their profiting improperly from their positions with Firm.

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a.	Special Circumstances. The SEC’s and NASD’s rules require pre-clearance of a Supervised Person’s participation in IPOs to ensure that such persons are not “restricted person” as defined in Rule 2790 of NASD Rules. Accordingly, if any Supervised Person believes that his/her participation in an IPO is warranted, and/or is in the best interest of the Firm and/or Firm’s clients, such Supervised Person must pre-clear such transaction with Firm’s designated person.
2.	Limited or Private Offerings — Pre-Clearance. SEC rule 204A mandates that Codes of Ethics require express prior approval of any acquisition of securities by Supervised Persons in limited offerings (e.g., private placements). In pre-clearing such transaction, and prior to granting approval, designated persons must take into account, among other factors, whether the investment opportunity should be reserved for Firm’s clients, and whether the opportunity is being offered to an individual by virtue of his or her position with Firm.
a.	Supervised Persons who have been pre-cleared and who have been authorized to acquire securities in a private placement are required to disclose that investment when they play a part in any client’s subsequent consideration of an investment in the issuer;

b.	In such circumstances, the decision to purchase securities of the issuer for the client should be made either by a designated person, or another employee or, at a minimum, should be subject to an independent review by investment personnel with no personal interest in the issuer; and

c.	The new rule exempts Firms with only one Supervised Person from the pre-clearance requirement for limited offerings.
3.	Blackout Periods. This Code of Ethics prohibits any Supervised Person from executing a securities transaction on a day during which any client has a pending “buy” or “sell” order in the same (or a related) security until that client order is executed or withdrawn. In addition, Firm may prohibit purchase or sale by Supervised Persons of a security within a so-called “blackout” period, i.e., a prescribed number of calendar days before and after a client trades in that security.

The “black out period” is generally 180 days.

4.	Short-Term Trading. This Firm restricts short-term trading by Supervised Persons as follows. Any profits realized on prohibited short-term trades must be disgorged.
a.	Duration. The duration of Firm’s ban on short-term trading is 40 days.

b.	Persons Covered. All Supervised Persons.

c.	Securities Covered. Short-term trading is prohibited only with respect to covered securities held in client accounts.

d.	Fund Advisers. If Firm becomes an investment advisor advising or sub-advising registered investment companies, such as mutual funds: (a) securities

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transactions covered by this Code of Ethics will include transactions in mutual funds advised by Firm or its affiliates or sub-advised by Firm; (b) this Code of Ethics will expressly prohibit access persons from engaging in short-term trading in mutual funds advised by Firm or its affiliates or sub-advised by Firm; and (c) this Code of Ethics will require pre-clearance of access persons’ redemptions or exchanges of Firm advised or sub-advised funds within 30 days of purchase.
5.	Miscellaneous Restrictions. In addition, Supervised Persons should be aware of the following restrictions:
a.	Margin Accounts. Supervised Persons are prohibited from purchasing covered securities on margin.

b.	Short Sales. Firm’s Supervised Persons are prohibited from selling any covered security owned by any client of Firm short, except for short sales “against the box.”

c.	Options and Futures. Options and futures are covered securities subject to all sections of this Code of Ethics. Firm’s Supervised Persons must pre-clear with a designated person transactions involving puts, calls, straddles, options, or futures with respect to options or futures related to securities held by clients of Firm.

d.	Limit Orders. Supervised Persons are prohibited from placing a “good until cancelled” order or any limit order other than a “same-day” limit order.

e.	Significant Holdings. Firm’s Supervised Persons must pre-clear with a designated person their ownership of more than 10% of the outstanding securities of any one company.

f.	Restricted List. Firm may provide a list of securities Firm is analyzing or considering for client transactions (“restricted list”) in the form of Attachment D. Supervised Persons are prohibited from personal trading in those securities.

g.	Frequent Trading. In addition to short-term trading restrictions, Supervised Persons are discouraged from frequent trading in general because it may be a potential distraction from servicing clients.
E.	Gifts and Entertainment. Receiving gifts and other personal benefits from any third persons may potentially put an employee in a situation of actual or perceived conflict of interest with Firm or Firm’s clients.
1.	General Statement. A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to Firm and its clients. The overriding principle is that Supervised Persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to any third person or entity. Similarly, Supervised Persons should not offer gifts, favors,

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entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to Firm or the Supervised Person.
a.	Note. This is a general principle and therefore it applies in addition to the more specific guidelines set forth below.
2.	Gifts. No Supervised Person may receive any gift, service, or other thing of more than de minimis value from any person or entity that does business with or on behalf of Firm. No Supervised Person may give or offer any gift of more than de minimis value to existing clients, prospective clients, or any entity that does business with or on behalf of Firm without pre-approval by the Chief Compliance Officer or a designated person.

3.	Cash. No Supervised Person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of Firm.

4.	Entertainment. No Supervised Person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of Firm. Supervised Persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value provided that a person sponsoring the entertainment is also present at the event.

5.	Additional Provisions. The following provisions are intended to provide additional guidance and compliance:
a.	Specific De Minimis. Generally, a gift whose value is equal to or less than $100 would be considered de minimis.

b.	Pre-Clearance. Supervised Persons are required to pre-clear business entertainment events exceeding $500 in value, events involving offers of travel expenses or hotel accommodations and events involving government officials.

c.	Reporting. Each Supervised Person is required to keep a personal log of gifts and entertainment received and/or provided if such gifts or entertainment are more than de minimis in value.

d.	Appropriate Circumstances. Gifts and entertainment would be acceptable if the expenses would have been paid as Firm business expenses. Discounts and rebates on merchandise or services are appropriate only where they do not exceed those available to other customers.

e.	Referrals. Supervised Persons may not make referrals to clients (e.g., of accountants, attorneys, or the like) if the Supervised Person expects to benefit in any way.

f.	Government Officials. Employees should be aware that certain laws or rules in various jurisdictions may prohibit or limit gifts or entertainment extended to public officials.

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F.	Political and Charitable Contributions. If the Firm provides investment supervisory services to government entities, or seeks to provide such services, employees are prohibited from making political contributions for the purpose of obtaining or retaining Investment Advisory Contracts with government entities. In addition, Supervised Persons are prohibited from considering Firm’s current or anticipated business relationships as a factor in soliciting political or charitable donations.
G.	Confidentiality. All Supervised Persons should be aware that the basic fiduciary premise of Firm’s business operation is that information concerning the identity of security holdings and financial circumstances of clients is confidential.
1.	Firm Duties. All Supervised Persons of Firm must keep all information about clients (including former clients) in strict confidence, including the client’s identity (unless the client consents), the client’s financial circumstances, the client’s security holdings, and advice furnished to the client by Firm.

2.	Supervised Persons’ Duties. As part of and in addition to the restrictions on insider trading, Firm prohibits Supervised Persons from disclosing to persons outside Firm any material nonpublic information about any client, the securities investments made by Firm on behalf of a client, information about contemplated securities transactions or information regarding Firm’s trading strategies, except as required to effectuate securities transactions on behalf of a client or for other legitimate business purposes.

3.	Internal Walls. Supervised Persons are prohibited from disclosing material nonpublic information concerning clients or securities transactions to non-Access Persons within Firm. If Firm acquires affiliates, employees of Firm would be prohibited from sharing information with persons employed by affiliated entities, except for legitimate business purposes.

4.	Physical Security. Employees must ensure that physical access to material non-public information is restricted and sufficiently protected. For example, files containing material nonpublic information should be sealed and access to computer files containing such information should be restricted.

5.	Regulation S-P. Please see the Firm’s privacy policy attached as Exhibit B hereto.
H.	Service on a Board of Directors. Generally, Supervised Persons and investment personnel are discouraged from serving on boards of directors of publicly traded companies. Because of the high potential for conflicts of interest and insider trading problems, such situations should be carefully scrutinized and subject to prior approval of designated persons or Firm’s Chief Compliance Officer. If board service is authorized, investment personnel serving as directors normally should be isolated, through information barriers or other procedures, from those making investment decisions regarding the issuer or whose board the employee serves.
I. Other Outside Activities.
1.	General. Firm discourages Supervised Persons from engaging in outside business or investment activities that may interfere with their duties with Firm. Unless specifically approved by a designated person or the Chief Compliance Officer, Supervised Persons

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are prohibited from maintaining any outside business affiliations, including directorships of private and/or public companies, consulting engagements, or public/charitable positions, without the prior written approval of Firm.

2.	Fiduciary Appointments. Supervised Persons must obtain Firm approval before accepting an executorship, trusteeship or power of attorney, other than with respect to a family member. With respect to fiduciary appointments on behalf of family members, such appointment must be disclosed to the Firm at the inception of the relationship.

3.	Creditor Committees. Supervised Persons are prohibited from serving on a creditors’ committee except as approved by Firm as part of the person’s employment duties.

4.	Disclosure. Regardless of whether an activity is specifically addressed in the Code of Ethics, Supervised Persons should disclose to the Chief Compliance Officer any personal interest that might present a conflict of interest or harm the reputation of Firm.
J.	Marketing and Promotional Activities. At all times, Supervised Persons must be mindful that all oral and written statements, including those made to clients, prospective clients, their representatives or the media, must be professional, accurate, balanced and not misleading in any way (either by omission or commission). Supervised Persons must pre-clear all promotional materials prior to distribution to the clients or general public.
K.	Anti-Money Laundering (AML) Procedures. All employees must be familiar with the provisions of Firm’s AML procedures as provided in Exhibit G.

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PART 4.
COMPLIANCE PROCEDURES
     Supervised Persons should strictly follow the following compliance procedures:
COMPLIANCE PROCEDURES

REQUIREMENT:	PROCEDURE:	TIMING:
Personal Securities Transactions of Access Persons	Prepare Holding Reports of current securities holdings See Attachment F for form of report	• no later than 10 days after becoming an access person; and • information must be current as of date no more than 45 days prior to date the person becomes an access person, or the report is submitted

• at least once during each 12-month period thereafter; and

• information must be current as of a date no more than 45 days prior to date the report is submitted

	Prepare Transaction Reports of reportable securities	• within 30 days after the end of each calendar quarter; and
	See Attachment G for form of report	• report must cover all transactions during such quarter

Transactions in IPOs and Limited Offerings	Pre-clear	Before acquiring directly or indirectly a beneficial interest in such a transaction

Small Advisers	Reporting and pre-clearing	Not required if there is only one access person (i.e., only one employee/Supervised Person of Firm)

Certification of Compliance	Initial certification	As soon as the Code of Ethics is available or as soon as person becomes a Supervised Person

	Acknowledgment and Agreement	As soon as the Code of Ethics is provided and upon each amendment of the Code of Ethics

	Annual certification	All Supervised Persons must certify that they have read, understood and will comply with the Code of Ethics
A.	Personal Securities Transactions Procedures and Reporting.
1.	Pre-Clearance Procedures. Unless such transaction is prohibited, all Supervised Persons are required to obtain pre-clearance for transactions in covered securities (as defined in Attachment D hereto). These pre-clearance requirements and associated procedures are designed to identify any prohibition or limitation applicable to a proposed investment. Pre-clearance procedures include:
A standard form to be submitted by the requesting access person, containing all relevant information about the proposed reportable transaction as provided in Attachment E;

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The time that pre-clearance expires with respect to a particular transaction (e.g., same business day, 48 hours, etc.);
Designation of Firm’s Chief Compliance Officer or other person to authorize requested transactions as provided in Attachment C;
Documentation of the authorization, including time and signature of authorizing individual.
Designated persons will monitor the personal investment activity of access persons and others who have been granted pre-clearance. For example, post-trade reports or duplicate confirmations should be checked against the log or file of pre-clearance approvals.
2.	Reporting Requirements
a.	Holdings Reports. All Supervised Persons must submit to the Chief Compliance Officer (or other person designated) a report in the form of Attachment H of all holdings in covered/reportable securities within 10 days of becoming an access person and thereafter on an annual basis.
•	Current information. The information supplied must be current as of a date no more than 45 days before the annual report is submitted. For new Supervised Persons, the information must be current as of a date no more than 45 days before the person became a Supervised Person.

•	Account identifier. In addition to the required items listed above, access persons must include specific account numbers or identifiers in their securities holdings reports.
b.	Quarterly Transaction Reports. Supervised Persons must submit to the Chief Compliance Officer (or other person designated) transaction reports no later than 30 days after the end of each calendar quarter covering all transactions in covered/reportable securities during the quarter. The transaction reports in the form of Attachment G must include information about each transaction involving a reportable security in which the Supervised Persons had, or as a result of the transaction acquired, any direct or indirect beneficial ownership.

c.	Quarterly Brokerage Account Reports. Supervised Persons are required to disclose the following information about any account opened during the quarter containing securities held for the direct or indirect benefit of the access person: (i) the name of the broker, dealer or bank with whom the access person established the account; (ii) the date the account was established; and (iii) the date the report is submitted.

Access Persons must disclose all securities accounts to the Chief Compliance Officer or other designated person.

d.	Confidentiality of Reports. Supervised Persons should be assured that their transactions and securities holdings reports will be maintained in confidence, except to the extent necessary to implement and enforce the provisions of the

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Code of Ethics or to comply with requests for information from government agencies.
3.	Exempt Transactions. For avoidance of doubt, the following descriptions of transactions that are not required to be reported.
a.	Reporting Exemptions. Under the SEC rules, a Supervised Person need not submit:
i.	Any report with respect to securities held in accounts over which the access person has no direct or indirect influence or control;

ii.	A transaction report with respect to transactions effected pursuant to an automatic investment plan or dividend reinvestment plan;

iii.	A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that Firm holds in its records so long as Firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter; and

iv.	Any transaction or holding report if Firm has only one access person, so long as Firm maintains records of the information otherwise required to be reported.
b.	Pre-Clearance Exemptions. The following transactions are exempt from the pre-clearance (but not from reporting) requirements:
i.	Purchases or sales over which a Supervised Person has no direct or indirect influence or control (the corollary of Part 4.A.3.(a)(i) above);

ii.	Purchases or sales pursuant to an automatic investment plan (the corollary of Part 4.A.3.(a)(ii) above);

iii.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired;

iv.	Acquisitions of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

v.	Open-end investment company shares other than shares of investment companies advised by Firm or its affiliates or sub-advised by Firm;

vi.	Certain closed-end index funds;

vii.	Unit investment trusts;

viii.	Exchange-traded funds that are based on a broad-based securities index;

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ix.	Futures and options on currencies or on a broad-based securities index;

x.	Transactions in certain types of debt securities (e.g., municipal bonds) where the Firm is an equity-only adviser or in other similar circumstances where conflicts of interest would not arise;

xi.	Other non-volitional events, such as assignments of options or exercises of options at expiration; or

xii.	De minimis transactions in large-cap securities.
a)	Such transactions include purchases or sales of no more than 1,000 shares in a issuer with a market capitalization of $10 billion or greater, in a one-month period.

b)	Firm may adopt additional de minimis parameters with respect to any issuer, client or transaction depending on Firm size, the nature of Firm’s business, its investment strategy and whether the size of Firm’s client transactions have market-moving potential.
c.	Other exemptions. Firm may adopt additional pre-clearance exemptions with respect to certain transactions.
4.	Duplicate Brokerage Confirmations and Statements. Access persons should direct their brokers to provide to the Chief Compliance Officer, on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts. If brokers of access persons provide such duplicate brokerage confirmations and account statements, these statements may be used in lieu of submitting quarterly transaction reports, provided that all required information is contained in those confirmations and statements.

5.	Designated Brokerage Accounts. Firm may require employees to maintain their personal brokerage and trading accounts with a Firm-designated broker or limit the number of brokers employees may use. Depending on circumstances, Firm may also require employees to obtain permission or provide prior notice before opening a new account. Where applicable, Firm may prohibit access persons from buying shares of mutual funds advised or sub-advised by Firm through omnibus accounts and require access persons to buy such shares directly from the fund’s transfer agent.

6.	Monitoring of Personal Securities Transactions. Firm’s Chief Compliance Officer is required to review personal securities transactions and holdings reports periodically. The following are the procedures to implement this requirement:
☐	Firm has designated its Chief Compliance Officer as the person responsible for reviewing and monitoring personal securities transactions and trading patterns of access persons (“Reviewer”) as provided in Attachment C.

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☐	Firm may designate an individual to be responsible for reviewing and monitoring the personal securities transactions of the Reviewer and for taking on the responsibilities of the Reviewer in the Reviewer’s absence.
The SEC has suggested that review of personal securities holdings and transaction reports include:
•	An assessment of whether the Supervised Person followed any required internal procedures, such as pre-clearance;

•	Comparison of personal trading to any restricted lists;

•	An assessment of whether the Supervised Person is trading for his or her own account in the same securities he or she is trading for clients, and if so, whether the clients are receiving terms as favorable as the Supervised Person takes for himself or herself;

•	Periodically analyzing the Supervised Person’s trading for patterns that may indicate abuse, including market timing; and

•	An investigation of any substantial disparities between the percentage of trades that are profitable when the access person trades for his or her own account and the percentage that are profitable when he or she places trades for clients.
B.	Pre-Clearance and Reporting of Gifts and Outside Activities

Procedures applicable to pre-clearance for gifts, entertainment, donations, outside directorships, or other activities are as follows: (i) designation of authorizing individual and (ii) documentation. Reporting of gifts, entertainment, and donations should be made on the form provided in Attachment H. Designated persons are required to review and analyze these reports on a quarterly basis.

C.	Certification of Compliance
1.	Initial Certification. Firm is required to provide all Supervised Persons, associated Supervised Persons and investment personnel with a copy of the Code of Ethics. All Supervised Persons are required to certify in writing that they have: (a) received a copy of the Code of Ethics; (b) read and understood all provisions of the Code of Ethics; and (c) agreed to comply with the terms of the Code of Ethics. Such certification is made on Attachment I and returned to Chief Compliance Officer.

2.	Acknowledgement of Amendments. Firm will provide Supervised Persons with any amendments to the Code of Ethics and Supervised Persons must submit a written acknowledgement in the form of Attachment I that they have received, read, and understood the amendments to the Code of Ethics.

3.	Annual Certification. All Supervised Persons must annually certify that they have read, understood, and complied with the Code of Ethics. Firm also requires the certification to include a representation that the Supervised Person has made all of the reports required by the Code of Ethics and has not engaged in any prohibited conduct.

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If the employee is unable to make such a representation, the employee must self-report any violations.
PART 5.
RECORDKEEPING
     The Firm will maintain the following records in a readily accessible place:
REQUIRED RECORDS
Firm must maintain the following records for five (5) years, provided that such records must be maintained in an easily accessible place for at least two (2) years.

Code of Ethics	Copies of Firm’s Codes of Ethics that have been in effect at any time during the previous five (5) years

Violations of Code of Ethics	Records of all violations of the Code of Ethics and remedial actions taken

Acknowledgments by Supervised Persons	Records of written personal acknowledgements of each Supervised Person of the Firm for the past five (5) years that such person has received the Code of Ethics

Reports by Access Persons	Records filed with the Firm by access persons:

• reports of current securities holdings;

• transaction reports of reportable securities transactions; or

• broker reports containing information that would be disclosed in above reports

Record of Access Persons	Record of all access persons of the Firm for the past five (5) years

Record of Decisions	Record of all decisions and supporting reasons for such decisions for approval and pre-clearing of transactions for access persons and Supervised Persons.
     Firm will maintain the following records in a readily accessible place:
☐	A copy of each Code of Ethics that has been in effect at any time during the past five (5) years;

☐	A record of any violation of the Code of Ethics and any action taken as a result of such violation for five (5) years from the end of the fiscal year in which the violation occurred;

☐	A record of all written acknowledgements of receipt of the Code of Ethics and amendments for each person who is currently, or within the past five (5) years was, a Supervised Person;

☐	A record of all other filings, disclosures and reports made by Supervised Persons as required by this Code of Ethics.

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(These records must be kept for five (5) years after the individual subject to reporting ceases to be a Supervised Person of Firm.)
☐	Holdings and transactions reports made pursuant to the Code of Ethics, including any brokerage confirmation and account statements made in lieu of these reports;

☐	A list of the names of persons who are currently, or within the past five (5) years were, Supervised Persons;
•	A list of investment personnel and associated Supervised Persons should be maintained as well.
☐	A record of any decisions and supporting reasons for approving the acquisition of securities by access persons in limited offerings for at least five (5) years after the end of the fiscal year in which approval was granted.
•	Other approvals. Records of any decisions that grant employees or access persons a waiver from or exception to the Code of Ethics.
☐	Fund advisers must also maintain (if applicable):
•	A record of persons responsible for reviewing access persons’ reports currently or during the last five years; and

•	A copy of reports provided to the fund’s board of directors regarding the Code of Ethics.
PART 6.
FORM ADV DISCLOSURE
     The SEC’s new rule requires advisers to include on Schedule F of Form ADV, Part II a description of Firm’s Code of Ethics and to state that Firm will provide a copy of the Code of Ethics to any client or prospective client upon request. Firm will make these amendments to Form ADV on an on-going basis and will promptly provide current copies of the Code of Ethics to clients as requested.
PART 7.
ADMINISTRATION AND ENFORCEMENT OF THE CODE OF ETHICS
A.	Training and Education. Firm will designate the individual responsible for training and educating all relevant persons regarding its Code of Ethics. Training with respect to the Code of Ethics must occur periodically but not less frequently than annually and all Supervised Persons are required to attend any training sessions or read any applicable materials.
B.	Annual Review. The Chief Compliance Officer must review at least annually the adequacy of the Code of Ethics and the effectiveness of its implementation.
1.	Because the Code of Ethics is part of Firm’s overall compliance program as set out in Firm’s Compliance Manual, this review is required by Investment Advisers Act Rule 206(4)-7 (the compliance program rule). (If Firm also advises registered investment

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companies at that time, this review must be coordinated with the compliance program review required by Investment Company Act Rule 38a-1.)
C.	Board Approval (Fund Advisers). If Firm advises any registered investment company, e.g., a mutual fund, the Code of Ethics must also be approved by the board of directors of any mutual funds that Firm advises or sub-advises. Any material amendments to the Code of Ethics must also be approved by such board.
D.	Report to Senior Management (All Advisers). The Chief Compliance Officer must report to senior management regarding his or her annual review of the Code of Ethics and any and all reports, disclosures and filings made under the Code of Ethics and to bring material violations to the attention of senior management.
E.	Reporting Violations. All Supervised Persons are required to report violations of the Code of Ethics on the form set out in Attachment J promptly to the Chief Compliance Officer.
1.	Confidentiality. All such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Such reports may be submitted anonymously.

2.	Alternate Designee. An alternate person to whom employees may report violations in case the Chief Compliance Officer is involved in the violation or is unreachable may be specified in Attachment C.

3.	Types of Reporting:
(i)	noncompliance with applicable laws, rules, and regulations;

(ii)	fraud or illegal acts involving any aspect of Firm’s business; material misstatements in regulatory filings, internal books and records, clients records or reports; activity that is harmful to clients; and

(iii)	deviations from required controls and procedures that safeguard clients and Firm.
4.	Advice of Outside Counsel.3 Supervised Persons are encouraged to seek advice from Firm’s counsel with respect to any action or transaction which may violate the Code of Ethics and to refrain from any action or transaction with might lead to the appearance of a violation.

5.	Apparent Violations.3 All Supervised Persons are required to report “apparent” or “suspected” violations in addition to actual or known violations of the Code of Ethics.

6.	Retaliation.3 For avoidance of doubt, any retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code of Ethics.
F.	Sanctions. Any violation of the Code of Ethics may result in such disciplinary action that the Chief Compliance Officer deems appropriate, including but not limited to a warning, fines, disgorgement, suspension, demotion or termination of employment. In addition to sanctions,

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violations may result in referrals to regulatory, self-regulatory, civil or criminal authorities where appropriate.

G.	Further Information Regarding the Code of Ethics. Any Supervised Person who has questions regarding the Code of Ethics or any other ethics-related questions may contact the Chief Compliance Officer of Firm. Please see Attachment C for contact persons who may assist you further with interpretations of and compliance with this Code of Ethics.